OCP AND INNOPHOS JOINTLY ANNOUNCE

SETTLEMENT OF PHOSPHATE ROCK ARBITRATION

CRANBURY, New Jersey – (February 24, 2010) – OCP S.A. and Innophos Holdings, Inc. (NASDAQ: “IPHS”) today jointly announced that Innophos’ Mexican subsidiaries, or collectively Innophos Mexico, and their phosphate rock supplier, OCP, had reached agreements fully settling the previously announced commercial contract arbitration before the International Chamber of Commerce in Paris, France.

Under the agreements, OCP and Innophos Mexico resolved disputes concerning 2008 and 2009 prices and quantities of phosphate rock, and agreed upon 2010 prices and quantities for phosphate rock purchases and sales until the existing agreement expires in September.

Representatives of OCP and Innophos said that the terms of the settlement were confidential, that neither OCP nor Innophos Mexico admitted liability, and that each was entering into the settlement solely in order to avoid the costs and burdens of continued arbitration.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335